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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Niska GS Holdings I, L.P. and Niska GS Holdings II, L.P.

        We consent to the use of our report with respect to the combined financial statements of Niska Predecessor as of December 31, 2009 and March 31, 2009 and 2008, and for the nine-month period ended December 31, 2009, the years ended March 31, 2009 and 2008, and the period from May 12, 2006 to March 31, 2007 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Calgary, Canada
April 26, 2010

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm